SCHEDULE 14A

(Rule 14a-01)
INFORMATION REQUIRED IN PROXY STATMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Staten Island Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a script for a conference call by
Harry Doherty, Chairman and CEO of Staten Island Bancorp, Inc., to employees on
November 26, 2003

•	Good Morning

•	By now, you should have received the memo and press release announcing Staten Island Bancorp’s merger with Independence Community Bank Corp. If you haven’t done so already, I suggest you read these documents carefully as they contain important information about the merger.

•	We understand that there are many questions that you have — and Alan Fishman, Independence’s president and CEO, and the senior management teams of both organizations, are committed to answering those questions as quickly as we possibly can. At the same time we want to provide accurate answers, therefore we will only respond to questions when we are certain of the information we are providing to you.

•	In the coming weeks and months, we will be working with the Independence management team to address all aspects of the merger, including employee issues,

customer issues, systems and operations issues, products and services and so on.

•	We will be establishing a Q & A page on the Bank’s Intranet site that will be updated periodically as questions become answered. We will let you know when the page becomes available.

•	As a reminder, when the merger is completed in late 1st quarter or early 2nd quarter 2004, Staten Island Bancorp – SI Bank & Trust and SIB Mortgage Corp. – will be merged into Independence Community Bank Corp. Our branches on Staten Island will retain the SI Bank & Trust name, as a division of Independence Community Bank. Our branches in Brooklyn and New Jersey will adopt the Independence name.

•	Simultaneously, Independence has announced that it will sell a majority of SIB Mortgage Corporation to Lehman Brothers.

•	There are a couple of questions that we can answer:

•	One is with regard to the timing of layoffs, should a position not be retained by Independence. There will be no merger related layoffs prior to the official closing of the merger, which is anticipated to take place in late 1st quarter or early 2nd quarter 2004.

•	We will attempt to identify and communicate these positions as soon as possible, however it may take some time to properly assess staffing needs

•	Anyone that is not retained is eligible for a severance payment equal to 2 weeks pay for every year employed. This will be capped at 52 weeks and applies to part-time as well as full-time employees.

•	One major benefit to full time employees that participate in the ESOP Plan is that the distribution of company stock to each employee will be accelerated. This means that all eligible employees that remain with the Bank until the merger closing date, will receive a lump some payment in their ESOP equal to as much as approximately three times the value of your ESOP account on December 31, 2003. This amount will vary based on the price of the stock and the length of time each employee has been in the Plan. More details about each individuals amount will be distributed sometime in the future

•	At the moment this is the information we can share with you. We will update you as important decisions continue to be made

•	It is very important that all of us continue to do our jobs with the same high level of professionalism and service. These are the attributes that have created the value of our franchise. We have a vested interest in preserving that value

•	It is especially important that you keep a positive attitude about the future with customers. They will look to you for guidance and will want to know what this announcement means for them. It is important that customers understand this is good news It is your attitude that will help convince them that this is true.

•	Similarly, your family, friends and members of the community will look to you for guidance about this merger as well. Remember that you are SI Bank & Trust’s ambassadors and your positive attitude is important in shaping outside perceptions about the transaction.

•	Please be aware that, as a publicly owned company, we are legally constrained as to what we can say about this transaction. Please confine your comments to information that has been publicly disclosed in the press release. Please do not speculate or guess at an answer.

•	It is important that we speak with one voice. If members of the news media contact you, please do not answer their questions and ask them to contact [Frank Besignano at 718-697-2811].

•	As we are at the very beginning of the process of completing the merger, we may not have complete answers to some of your questions. Many important decisions have yet to be made. We will keep you informed as important decisions are made.

*    *    *

     In connection with the proposed merger, Independence Community Bank Corp. will file a registration statement with the Securities and Exchange Commission containing a joint proxy statement/prospectus. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Independence Community Bank Corp. and Staten Island Bancorp, Inc., at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations, or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

     Information about the participants in the proxy solicitation will be set forth in Staten Island’s proxy statement on Schedule 14A, to be filed with the SEC and will be available in the joint proxy/prospectus regarding the proposed merger contained in Independence’s registration statement on Form S-4.

     The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Independence’s and Staten Island’s public reports filed with the SEC.